Exhibit 10(b)

First Amendment to
The Entergy Corporation Outside Director Stock Program
Established under the 2011 Equity Ownership and Long Term Cash Incentive Plan
of Entergy Corporation and Subsidiaries

1.	General

This First Amendment (the “Amended Program”) hereby amends and restates the Entergy Corporation Outside Director Stock Program established pursuant to Article X of the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, as effective May 6, 2011  (the “Plan”), the terms of which are incorporated into the Amended Program.  References in this Amended Program to any specific Plan provision do not limit the applicability of any other Plan provision. This Amended Program shall be effective as of June 1, 2012 (the “Effective Date”) and shall, along with the terms of the Plan, govern Awards granted after the Effective Date.  Capitalized terms used in this Amended Program have the meanings assigned to them in the Plan.  As of the Effective Date, this Amended Program shall supersede and replace the Entergy Corporation Outside Director Stock Program established under the Plan.

2.	Purpose

The purpose of the Amended Program is to promote the interests of Entergy and its shareholders by attracting and retaining Outside Directors of outstanding ability and enabling Outside Directors to participate in the long-term growth and financial success of Entergy.

3.	Eligibility

The only persons eligible to participate in the Amended Program are Outside Directors.

4.	Administration

Pursuant to Article IV of the Plan, the Board shall administer the Plan with respect to any Award granted to an Outside Director; provided, however, that the Board may delegate its authority to administer the Amended Program to any committee or subcommittee of the Board that is comprised solely of Outside Directors.

5.           Quarterly Stock Awards

5.1.
Quarterly Stock Awards.  Subject to the provisions of Section 3.2 of the Plan and Sections 6 and 7 of the Amended Program, each Outside Director shall receive on an Award Date (as defined in Section 5.3 below) a quarterly grant of shares of Common Stock equal in value to $11,250 (the “Quarterly Stock Award”) as of such Award Date, for serving as an Outside Director during the entire calendar quarter ending on, or immediately prior to, such Award Date.  The number of shares of Common Stock granted on an Award Date shall be determined by dividing (a) $11,250 by (b) the closing price of Common Stock on the New York Stock Exchange (“NYSE”) on such Award Date.  Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the applicable Quarterly Stock Award.

5.2.
Consideration.  Each Quarterly Stock Award is granted in exchange for services rendered during the calendar quarter ending on, or immediately prior to, the Award Date and does not require the payment of consideration.

5.3.
Award Dates.  Quarterly Stock Awards will be granted on the last day of May, August, November and February of each year or, if such date is a day on which the NYSE is not open for trading, the next succeeding NYSE trading day (each an “Award Date”):

5.4.
Proration.  If an Outside Director serves as an Outside Director for less than the full calendar quarter ending on, or immediately prior to, an Award Date, the number of shares of Common Stock awarded to the Outside Director on such Award Date shall be determined by multiplying the number of shares (including fractional shares) of Common Stock such Outside Director would have received on such Award Date had he or she served as an Outside Director for the full calendar quarter (as determined under Section 5.1, but without regard to the last sentence thereof) by a fraction, the numerator of which is the actual  number of days (up to 90) the individual served as an Outside Director during the applicable calendar quarter and the denominator of which is 90 days.  Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the pro-rated Award to the Outside Director.

5.5.
Employment by System Company.  If an Outside Director subsequently becomes an employee of a System Company while remaining a member of the Board, the former Outside Director’s participation in the Amended Program will be terminated effective immediately upon his or her employment by the System Company.  The change in the Outside Director’s employment status shall have no effect on Quarterly Stock Awards granted prior to his or her employment by a System Company; provided that the former Outside Director shall be entitled to a pro-rated Award for such calendar quarter in accordance with Section 5.4 of the Amended Program.

5.6.
Taxes.  If required by applicable law, the Outside Director shall pay to Entergy any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to the Quarterly Stock Awards promptly upon notification of the amounts due. If required to pay withholding taxes, the Outside Director may, to the extent consistent with the requirements of Section 409A of the Internal Revenue Code (“Code”) and regulations thereunder, elect to pay such taxes from the shares of Common Stock that otherwise would be distributed to such Outside Director, or from a combination of cash and shares of Common Stock.  As provided in Section 12.2 of the Plan, Common Stock related to that portion of an Award utilized for the payment of withholding taxes shall not again be available for Awards under the Plan.

5.7.
Delivery.  Entergy may deliver shares of Common Stock representing a Quarterly Stock Award by book-entry credit to the account of the Outside Director or by the delivery of certificated shares.  Entergy may affix to these shares any legend that Entergy determines to be necessary or advisable.

6.           Deferral

In lieu of taking delivery of shares of Common Stock on an Award Date, an Outside Director may elect to defer the receipt of such Quarterly Stock Award to a subsequent calendar year provided that he or she files an irrevocable written deferral election with the Board of Directors no later than the 31st day of December of the calendar year immediately preceding the calendar year in which commence the services to which the Award Date relates.  Accordingly, for those Quarterly Stock Awards granted with respect to the quarters ending on the last day of May, August and November, such deferral election must be filed by December 31 of the calendar year immediately preceding such Award Dates and, for those Quarterly Stock Awards granted with respect to quarters ending on the last day of February, such deferral election must be filed by December 31 of the second calendar year immediately preceding such Award Dates.  Quarterly Stock Awards deferred pursuant to this Section 6 shall be deferred as equity units, each of which shall have the value equivalent of one (1) share of Common Stock.  Equity units do not represent actual shares of Common Stock and no shares of Common Stock will be purchased or acquired for the payout of any Quarterly Stock Award deferred under this Amended Program.  Each Outside Director’s deferred equity units shall be credited to a bookkeeping account maintained by Entergy with respect to such Outside Director’s deferrals.

The Outside Director’s written deferral election must specify the date on which the deferred equity units will be paid (“Payment Date”), which Payment Date must be no earlier than January 2nd of the third calendar year immediately following the calendar year in which the applicable Award Date occurs.  Quarterly Stock Awards deferred pursuant to this Section shall accrue dividend equivalents, which dividend equivalents will be paid on the Payment Date together with interest calculated at an annual rate based upon the 52-week U.S. Treasury Bill Rate as in effect on the first business day of each year. On each Payment Date, equity units deferred and elected to be paid out on such date shall be paid in cash based upon the closing price of Common Stock on the NYSE as of the close of business on the Payment Date plus accrued dividend equivalent rights and interest; or if such Payment Date is a day on which the NYSE is not open for trading, the closing price of Common Stock on the next succeeding NYSE trading day.

All deferral rights or provisions contained in this Amended Program shall be subject to all conditions, restraints and limitations as may from time to time be imposed by the Plan, including, without limitation, any amendments to such Plan made pursuant to Code Section 409A and any and all regulations and guidance released thereunder.  Such limitation will restrict the ability of an Outside Director to accelerate the distribution of any deferred Quarterly Stock Awards together with other restrictions.

7.	Miscellaneous

The Board reserves the right at any time to amend the terms and conditions set forth in this Amended Program to the extent permitted under the Plan.  Further, the Amended Program is intended to comply with the amended applicable requirements of Code Section 409A and the regulations thereunder and shall be administered in accordance with Code Section 409A and the regulations thereunder to the extent the Amended Program is subject thereto.  To the extent that any provision of the Amended Program would conflict with the requirements of Code Section 409A and the regulations thereunder or would cause the administration of the Amended Program to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted by applicable law.